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KPMG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of HMN Financial, Inc. of our report dated June 20, 2003, relating to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of HMN Financial, Inc.

						/s/ KPMG LLP

Minneapolis, Minnesota
June 26, 2003